FOR IMMEDIATE RELEASE

Contact:  George Bilek
847-827-9880

JUNO LIGHTING, INC.
ANNOUNCES SECOND QUARTER SALES AND EARNINGS

Des Plaines, IL, June 24, 2004... Juno Lighting, Inc. (NASDAQ-JUNO) announced that for the quarter ended May 31, 2004 sales increased 28.2% to $64,082,000 compared to second quarter 2003 sales of $49,981,000. Net income available to common shareholders for the second quarter of 2004 was approximately $2,641,000 ($1.01 per common share on a basic and $0.65 on a diluted basis), compared to net income available to common shareholders of $1,437,000 ($0.57 per common share on a basic and diluted basis) for the like period in 2003. Sales for the first six months of fiscal 2004 were $114,973,000 a 23% increase compared to $93,504,000 for the like period in 2003. Net income available to common shareholders for the first six months of 2004 was approximately $3,134,000 ($1.20 per common share on a basic and $1.06 on a diluted basis), compared to net income available to common shareholders of $1,449,000 ($0.57 per common share on basic and diluted basis) for the like period in 2003.

As a result of the refinancing of the Company's Senior Credit Facility and related matters, approximately $1,004,000 of one-time charges were expensed in the second quarter. These charges include a $719,000 non-cash charge to write-off unamortized expenses for the previously existing credit facility. Excluding these one-time charges, earnings per share would have been $1.25 on a basic and $0.72 on a diluted basis for the second quarter and $1.44 on a basic and $1.13 on a diluted basis for the six months ended May 31, 2004.

On June 1, 2004, the Company issued a notice to redeem its $125 million, 11-7/8% Senior Subordinated Notes effective on July 1, 2004. It is anticipated that as soon as practicable after July 1, 2004 the Juno Board of Directors will consider declaring a one-time $60 million dividend to its preferred and common stockholders payable pro rata to preferred and common shareholders on an as converted basis; although there can be no assurances that the dividend will be declared by the Board of Directors. Funding for these transactions will be provided by the Company's recently executed new credit facility.

The Company will conduct a conference call on June 24, 2004 at 3:30 p.m. Central Daylight Time. Those interested may listen to the call by dialing 888-709-9420, pass code "JUNO" and leader "George Bilek". A replay of the conference call will be available from 6:00 PM (Central) June 24, 2004 to 5:00 PM July 2, 2004 by dialing (800) 947-6621 (U.S.) and (402) 220-4613 (Int'l).

Juno Lighting, Inc. is a leader in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use. This press release contains various forward-looking statements that are not statements of historical events. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated, indicated or expected. Such risks and uncertainties include: Juno's Board of Directors declaration and payment of a one-time cash dividend, the filing of an amendment to Juno's amended and restated certificate of incorporation, and timing of filings required pursuant to applicable securities laws, economic conditions generally, levels of construction and remodeling activities, our ability to improve manufacturing efficiencies, disruptions in manufacturing or distribution, product and price competition, raw material prices, our ability to develop and successfully introduce new products, consumer acceptance of such new products, the ability of our new products to perform as designed when utilized by consumers, technology changes, patent issues, exchange rate fluctuations, and other risks and uncertainties. Juno undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

	(In Thousands Except Share Amounts)

	Second Quarter Ended		Six Months Ended

	May 31,	May 31,	May 31,	May 31,
	2004	2003	2004	2003

Net Sales	$64,082	$49,981	$114,973	$93,504

Interest Expense	3,618	4,025	7,247	8,134

Income Before Taxes	9,166	6,931	14,772	11,325

Net Income	5,739	4,298	9,269	7,116

Preferred Stock Dividend	3,098	2,861	6,135	5,667

Net Income Available to
Common Shareholders	2,641	1,437	3,134	1,449

EBITDA (A)	15,403	12,091	25,863	20,910

Net Income Per
Common Share
Basic	$1.01	$0.57	$1.20	$0.57
Diluted	$0.65	$0.57	$1.06	$0.57

Average Number of
Outstanding Shares
Basic	2,624,213	2,529,534	2,611,953	2,529,534
Diluted	8,794,809	2,529,534	8,724,155	2,529,534

(A )

EBITDA represents earnings before (a) taxes on income, (b) interest expense, (c) interest, dividend, and other miscellaneous income, (d) depreciation and amortization, (e) write-off of deferred financing costs, (f) deferred compensation and (g) other non-cash charges. The non-cash charges referred to in the above reconciliation primarily related to the amortization of a step up in the inventory value of an acquired subsidiary. EBITDA is not a calculation prepared in accordance with generally accepted accounting principles and, because all companies do not calculate EBITDA identically, the presentation of EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. The reconciliation of EBITDA is set forth in the table below. Additionally, EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles. However, EBITDA data are included because management understands that such information is considered by certain investors as an additional basis on which to evaluate Juno's ability to pay interest, repay debt and make capital expenditures. We also use EBITDA as an integral part of internal reporting to evaluate management team performance and to monitor compliance with certain financial covenants in our credit agreements.

EBITDA Reconciliation (unaudited)
	Three Months Ended		Six Months Ended

(In Thousands)	May 31,	May 31,	May 31,	May 31,
	2004	2003	2004	2003

Net Income	$5,739	$4,298	$9,269	$7,116

Add Back (Subtract):
Income Taxes	3,427	2,633	5,503	4,209
Interest Expense	3,618	4,025	7,247	8,134
Loss (Gain) on Interest Rate Swap	539	(427)	429	(1,690)
Interest and Royalty Income	(15)	(44)	(53)	(60)
Depreciation and Amortization	1,376	1,450	2,749	2,884
Write-Off of Deferred Financing Costs	719	-	719	-
Deferred Compensation and Other Non-Cash Charges	-	156	-	317

EBITDA	$15,403	$12,091	$25,863	$20,910

Earnings Per Share Reconciliation (unaudited)
	Three Months Ended		Six Months Ended

(In Thousands Except Share Amounts)	May 31,	May 31,	May 31,	May 31,
	2004	2003	2004	2003

One-Time Charges, net of estimated taxes of $371	633	-	633	-
Shares outstanding
Basic	2,624,213	2,529,534	2,611,953	2,529,534
Diluted	8,794,809	2,529,534	8,724,155	2,529,534

Per Share impact of One-Time Charges
Basic	$0.24	-	$0.24	-
Diluted	$0.07	-	$0.07	-

Add Earnings Per Share
Basic	$1.01	$0.57	$1.20	$0.57
Diluted	$0.65	$0.57	$1.06	$0.57

Earnings Per Share Before Certain One-Time Charges
Basic	$1.25	$0.57	$1.44	$0.57
Diluted	$0.72	$0.57	$1.13	$0.57

Earnings per share before certain one-time charges has been presented because management believes that it is important for investors to understand the operating earnings of the business excluding charges related to the refinancing of company debt and changes to its capital structure.